Exhibit 99.4
Pro Forma Financial Information
Description of Merger Transaction. On May 8, 2007, Catalytica Energy Systems, Inc. (“Catalytica”) entered into a definitive contribution and merger agreement (the “Merger Agreement”) to combine its business with Snowflake White Mountain Power, LLC, Renegy, LLC and Renegy Trucking, LLC (collectively, the “Snowflake entities”), businesses engaged in creating and operating renewable energy power projects and harvesting biomass fuel, and which comprise the renewable energy divisions of NZ Legacy, LLC, a privately owned Arizona land, mineral and energy development company.
At a special stockholders meeting on September 27, 2007, Catalytica stockholders holding a majority of the Catalytica common stock outstanding approved adoption of the Merger Agreement. On October 1, 2007, the transactions contemplated by the Merger Agreement were consummated (the “Merger Transaction”) and Catalytica and the Snowflake entities became wholly-owned subsidiaries of Renegy Holdings, Inc. (“Renegy”, the “Company”, “we”, “us”, or “our”). In connection with the Merger Transaction, Catalytica terminated its registration under the Securities Exchange Act of 1934 with its filing of Form 15 on October 2, 2007.
A copy of the complete Merger Agreement, including Amendment No. 1 to the Merger Agreement, can be located in Amendment No. 2 to Form S-4 filed by Renegy with the Securities and Exchange Commission (“SEC”) on August 31, 2007. A copy of Amendment No. 2 to the Merger Agreement is attached as Exhibit 2.1 to Renegy’s Form 8-K filed with the SEC on September 21, 2007. In connection with the Merger Transaction, Catalytica stockholders received approximately 41.3% of the outstanding shares of Renegy, subject to adjustment as described in Note 1.
Description of Sale Transaction. On November 7, 2007, Catalytica, a wholly-owned subsidiary of Renegy, sold all of its interests in CESI-SCR, Inc. (“CESI-SCR”) and CESI-Tech Technologies, Inc. (“CESI-Tech,” and collectively with CESI-SCR and SCR-Tech, LLC, a wholly owned subsidiary of CESI-Tech, “SCR-Tech”), wholly-owned subsidiaries of Catalytica, to CoaLogix Inc. (“Buyer”), a wholly-owned subsidiary of Acorn Factor, Inc. (“Acorn Factor”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) entered into on that same day by and among Catalytica, Buyer, Acorn Factor, and with respect to Article 11 thereof only, the Company. On November 7, 2007, the parties consummated the transactions contemplated by the Purchase Agreement.
Summary Unaudited Pro Forma Combined Consolidated Financial Data. The following tables set forth summary unaudited pro forma combined consolidated statements of operations for Catalytica and the Snowflake entities for the year ended December 31, 2006 and the nine months ended September 30, 2007 and our financial position at September 30, 2007. This summary unaudited pro forma combined consolidated financial data gives effect to:
•	consummation of the Merger Transaction on October 1, 2007, which is described in more detail in the section above titled “Description of Merger Transaction” and in the Company’s Current Report on Form 8-K filed on October 1, 2007; and

•	sale of SCR-Tech on November 7, 2007, which is described in more detail in the section above titled “Description of Sale Transaction” and in the Company’s Current Report on Form 8-K filed on November 14, 2007.
For purposes of presentation of pro forma consolidated financial data, the above-referenced consummation of the transactions contemplated by the Merger Agreement is referred to as the “Merger Transaction,” and the sale of Catalytica’s SCR-Tech subsidiaries is referred to as the “SCR-Tech Sale.” The unaudited pro forma statements of operations for the year ended December 31, 2006 and for the nine months ended September 30, 2007 give effect to both transactions as if they had occurred on January 1, 2006. The unaudited pro forma balance sheet gives effect to both transactions as if they had occurred on September 30, 2007.

This information should be read in conjunction with the audited consolidated financial statements and related notes filed as part of the Annual Report on Form 10-KSB of Catalytica for the year ended December 31, 2006 and the unaudited consolidated financial statements and related notes filed as part of the Quarterly Reports on Form 10-QSB of Catalytica for the quarters ended March 31, 2007 and June 30, 2006 and the Quarterly Report on Form 10-QSB of Renegy for the quarter ended September 30, 2007; and the audited financial statements of the Snowflake entities for the years ended 2006 and 2005 and inception to date; and the unaudited financial statements of the Snowflake entities for the three and nine months ended September 30, 2007 and 2006 included herein as Exhibits 99.2 and 99.3. This summary unaudited pro forma consolidated financial data is not necessarily indicative of either our financial position or results of operations that will be achieved in the future. This summary unaudited pro forma consolidated financial data has been included herein for informational and comparative purposes only. Our future results are subject to economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control.
The accompanying unaudited pro forma financial statements have been prepared to give effect to the merger of Catalytica and the Snowflake entities as a reverse acquisition wherein the Snowflake entities are deemed to be the acquiring entity from an accounting perspective. The unaudited pro forma financial statements presented are based on the historical financial statements of Catalytica and the Snowflake entities, adjusted to give effect to the acquisition of Catalytica by the Snowflake entities and adjusted to give effect to the sale of Catalytica’s SCR-Tech subsidiaries. The pro forma adjustments are described in the accompanying Notes to Unaudited Pro Forma Combined Consolidated Balance Sheet and Notes to Unaudited Pro Forma Combined Consolidated Statements of Operations.
Pro forma adjustments related to the pro forma statements of operations give effect to events that are (i) directly attributable to the Merger Transaction or SCR-Tech Sale, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined consolidated results. Pro forma adjustments related to the pro forma balance sheet give effect to events that are directly attributable to the Merger Transaction or SCR-Tech Sale and factually supportable regardless of whether they have a continuing impact or are nonrecurring.
Because the equity owner of the Snowflake entities prior to the Merger Transaction owns a majority of the shares of the combined company following the Merger Transaction, the historical financial statements of the Snowflake entities become the historical financial statements of the combined company and will not include the historical financial results of Catalytica prior to the completion of the Merger Transaction. Catalytica and the Snowflake entities both have a fiscal year end of December 31.

Unaudited Pro Forma Combined Consolidated Balance Sheet
(in thousands)

	As of September 30, 2007
	Historical		Pro forma
			Adjustments
		Snowflake	Merger		SCR-Tech
	Catalytica	entities	Transaction		Sale (2)		Combined
ASSETS
Current assets:
Cash and cash equivalents	$439	$3	$—		$9,960		$10,402
Restricted cash	—	8,912	—		—		8,912
Short-term investments	12,897	—	—		—		12,897
Accounts receivable, net	815	65	—		(732)		148
Revenues in excess of billings	772	—	—		(772)		—
Inventories	153	4,221	—		(153)		4,221
Prepaid expenses and other assets	413	4,189	(1,186)	b	(208)		3,208

Total current assets	15,489	17,390	(1,186)		8,095		39,788
Property and equipment, net	866	47,895	—		(844)		47,917
Goodwill	4,257	—	(4,257)	d			—
			11,293	e	(11,293)
Other intangible assets, net	1,109	—	—		(1,109)		—
Deferred financing costs and other assets, net	—	2,768	—		—		2,768
Other assets	72	—	—		(32)		40

Total assets	$21,793	$68,053	$5,850		$(5,183)		$90,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$637	$3,415	$—		$(156)		$3,896
Accrued payroll and benefits	589	149	—		(231)		507
Deferred revenue	158	—	(96)	f	(62)		—
Accrued liabilities and other	1,053	1,400	228	h	(277)		2,404
Current portion of long-term debt	—	1,126	—		—		1,126

Total current liablities	2,437	6,090	132		(726)		7,933
Fair value of hedge instruments	—	2,937	—		—		2,937
Long-term debt, net of current portion	—	47,545	—		—		47,545
Other long-term liabilities	13	—	—		(13)		—

Total liabilities	2,450	56,572	132		(739)		58,415
Stockholders’ equity:
Member contributions	—	23,547	(23,547)	c	—		—
Common stock	18	—	(18)	a	—		7
			3	b	—
			4	c	—
Additional paid-in capital	169,913	—	(169,913)	a	—		49,576
			25,058	b	—
			23,543	c	—
			975	i	—
Retained deficit	(150,574)	(12,066)	150,574	a	(4,444)	(3)	(17,485)
			(975)	i	—
Accumulated other comprehensive loss	(14)	—	14	g	—		—

Total stockholders’ equity	19,343	11,481	5,718		(4,444)		32,098

Total liablities and stockholders’ equity	$21,793	$68,053	$5,850		$(5,183)		$90,513

See accompanying notes.

Unaudited Pro Forma Combined Consolidated Statements of Operations
(in thousands)

	Nine Months Ended September 30, 2007
	Historical		Pro forma
			Adjustments
		Snowflake	Merger		SCR-Tech
	Catalytica	entities	Transaction		Sale (2)	Combined

Revenues	$3,408	$997	$—		$(3,408)	$997

Costs and expenses:
Cost of revenues	3,244	3,309	—	i	(3,244)	3,309
Selling, general and administrative	9,081	1,707	—	i	(1,717)	9,071
Loss on sale or disposal of assets	2	87	—		(2)	87

Total costs and expenses	12,327	5,103	—		(4,963)	12,467

Operating loss	(8,919)	(4,106)	—		1,555	(11,470)

Interest and other income	708	669	—		(36)	1,341
Interest and other expense	(9)	(770)	—		1	(778)
Change in fair value of hedge instruments	—	588	—		—	588

Loss from continuing operations	$(8,220)	$(3,619)	$—		$1,520	$(10,319)

Per share loss from continuing operations, basic and diluted	$(0.45)					$(1.61)

Weighted average common shares outstanding, basic and diluted	18,318		(11,926)	j		6,392
See accompanying notes.

Unaudited Pro Forma Combined Consolidated Statements of Operations
(in thousands)

	Twelve Months Ended December 31, 2006
	Historical		Pro forma
			Adjustments
		Snowflake	Merger		SCR-Tech
	Catalytica	entities	Transaction		Sale (2)	Combined

Revenues	$7,383	$1,895	$—		$(7,383)	$1,895

Costs and expenses:
Cost of revenues	5,197	3,983	—	i	(5,197)	3,983
Selling, general and administrative	6,438	1,056	—	i	(1,862)	5,632
Loss on sale or disposal of assets	20	241	—		—	261

Total costs and expenses	11,655	5,280	—		(7,059)	9,876

Operating loss	(4,272)	(3,385)	—		(324)	(7,981)

Interest income	917	264	—		(8)	1,173
Other income	197	235	—		(19)	413
Interest and other expense	(108)	(389)	—		1	(496)
Change in fair value of hedge instruments	—	(3,525)	—		—	(3,525)

Loss from continuing operations	$(3,266)	$(6,800)	$—		$(350)	$(10,416)

Per share loss from continuing operations, basic and diluted	$(0.18)					$(1.63)

Weighted average common shares outstanding, basic and diluted	18,195		(11,821)	j		6,374
See accompanying notes.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Summary of Accounting for Merger
On May 8, 2007, Catalytica and the Snowflake entities entered into a definitive contribution and merger agreement for a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States. Pursuant to the terms of such agreement, Catalytica and the Snowflake entities became wholly-owned subsidiaries of Renegy as of October 1, 2007. For accounting purposes, the business combination is considered a reverse acquisition, under which the Snowflake entities are considered to be acquiring Catalytica. Accordingly, the purchase price is allocated among the fair values of the assets acquired and liabilities assumed of Catalytica, while the historical results of the Snowflake entities will be reflected in the results of the combined company.
In connection with the Merger Transaction, Catalytica stockholders received one-seventh (1/7th) of a share of Renegy common stock for each share of Catalytica common stock held, which on a post-conversion basis amounted to 2,628,100 shares. The Worsley Trust, a trust controlled by Robert Worsley and Christi Worsley (“Worsley”), received 3,774,048 shares of Renegy common stock and warrants to purchase up to 2,473,022 shares of Renegy common stock in connection with the Merger Transaction. The warrants have an exercise price of $16.38 per share, provide for vesting in three tranches conditioned upon Renegy’s achievement of certain renewable energy-related milestones, and expire at specified times no later than six years following the consummation of the Merger Transaction. Upon the October 1, 2007 effective date of the consummation of the Merger Transaction, Catalytica stockholders owned approximately 41.3% of the outstanding stock of Renegy, and Worsley owned approximately 58.7%, subject to adjustment as described below; and which would increase up to approximately 70% if the Worsley warrants are exercised in full.
The Merger Agreement provided that in the event of a sale of the SCR-Tech subsidiaries, either before or after closing of the Transaction, in which the proceeds, net of legal, accounting and investment banking fees and other direct costs, exceeded an amount as set forth in the Merger Agreement, the number of shares issued to Worsley would be reduced at the rate of 0.8% per million dollars of excess net proceeds. As a result of the SCR-Tech Sale, Renegy stockholders will receive an increased ownership percentage of outstanding Renegy common stock, based on preliminary estimates. Renegy estimates the net effect will approximate a 0.8% reduction in Renegy common stock owned by Worsley. Any such share adjustment will not impact the computation of purchase price; rather, the allocation of the Snowflake entities’ member interests between common stock and additional paid-in capital will be impacted. The impact of such adjustment is not reflected in the above Unaudited Pro Forma Combined Consolidated Balance Sheet adjustments, as the share adjustment has not been finalized and the dollar impact of the adjustment is expected to be immaterial. The return of shares by Worsley to Renegy is anticipated to occur during the first quarter of 2008 and will be reflected in the final purchase accounting entries. The definitive change in ownership ratio and share adjustment is subject to review by the Special Committee of the Board of Directors of Renegy and will be computed once the final transaction costs and any working capital and other transaction adjustments have been determined in accordance with the Merger Agreement.
The unaudited pro forma financial statements reflect the business combination of the Snowflake entities with Catalytica as a reverse acquisition wherein the Snowflake entities are deemed to be the acquiring entity from an accounting perspective. In connection with the Merger Transaction and in accordance with the terms and conditions of the respective plans, all unvested stock options and RSUs vested fully at the effective date of the Merger Transaction. For purposes of the accompanying pro forma financial statements, Renegy’s common stock issued to Catalytica shareholders in exchange for fully vested Catalytica RSUs was valued using the average of the closing prices of Catalytica’s common stock of $9.45 and $8.96 per share (adjusted for the merger exchange ratio) on September 27, 2007 and September 28, 2007, respectively, or an average share price of $9.21. The fair value of Catalytica’s stock options assumed by Renegy was determined using the Black-Scholes option pricing model with the following assumptions: stock price of $9.21; volatility of 53.6%; dividend rate of 0.0%; risk-free interest rate of 4.14%; and expected term of 2.05 years. The preliminary estimated purchase price is as follows (in thousands):

Renegy shares (approximately 2.6 million shares at $9.21)	$24,192
Incremental shares assumed to be issued upon exercise of RSUs (approximately 27,000 shares at $9.21)	247
Estimated fair value of Renegy stock options issued in exchange for Catalytica stock options	622
Estimated transaction costs	1,186

Total preliminary estimated purchase price	$26,247

The preliminary estimated purchase price was allocated on a preliminary basis as follows (in thousands):

Catalytica historical carrying value of net tangible assets	$18,234
Catalytica historical carrying value of identifiable intangible assets	1,109
Elimination of Catalytica’s pre-merger goodwill	(4,257)
Elimination of Catalytica’s deferred revenue for which no legal performance obligation exists	96
Liability assumed for change of control payment	(228)
Estimated goodwill resulting from purchase allocation	11,293

Total preliminary allocation of estimated purchase price	$26,247

The final determination of the purchase price allocation will be based on the fair value of assets acquired and liabilities assumed at the date of the closing of the merger and will be finalized during the fourth quarter of fiscal 2007. The final amounts allocated to assets and liabilities could differ from the amounts presented in the unaudited pro forma combined consolidated balance sheet and related notes.
Note 2. Summary of Accounting for SCR-Tech Sale
On November 7, 2007 we entered into and consummated the transactions contemplated by a stock purchase agreement for the sale of our SCR-Tech subsidiaries for gross proceeds of $9.6 million, subject to an agreed-upon working capital adjustment. We estimate we incurred approximately $500,000 in total sales commissions, legal fees and related expenses in connection with the sale. The adjustments presented in the Unaudited Pro Forma Combined Consolidated Balance Sheet represent the receipt of net cash proceeds, the removal of the book value of assets and liabilities based on carrying amounts at September 30, 2007 (except for goodwill, which includes the anticipated impact of purchase accounting adjustments related to the Merger Transaction), and recognition of the resulting loss on the sale. The adjustments presented in the Unaudited Pro Forma Combined Consolidated Statements of Operations reflect the elimination of the results of continuing operations for SCR-Tech for the nine months ended September 30, 2007 and for the twelve months ended December 31, 2006
The loss from the SCR-Tech Sale is estimated as follows based on projected net cash proceeds, adjusted for the anticipated working capital adjustment and the book value of net assets sold and liabilities released as of September 30, 2007 (except for goodwill, which includes the anticipated impact of purchase accounting adjustments related to the Merger Transaction). All such amounts are subject to adjustment. The working capital adjustment was estimated based on balances as of October 31, 2007 and may differ from the final adjustment amount based on balances at closing.

(in thousands)

Gross cash proceeds	$9,600
Plus: estimated working capital adjustment	860
Less: estimated selling expenses	(500)

Estimated net proceeds	9,960
Less: book value of assets sold	(3,850)
Add: book value of liabilities released	739
Less: goodwill arising from merger	(11,293)

Estimated loss on sale	$(4,444)

Note 3. Description of Goodwill Adjustment
At the time of the Merger Transaction, Catalytica had only one operating unit, SCR-Tech, and as a result, any goodwill arising from the Merger Transaction will be attributed to SCR-Tech. The actual loss to be recognized will be dependent on the final purchase accounting adjustments and may be different than the book loss presented above. The pro forma presentations included herein should not be relied upon as indicative of the actual loss to be recorded. If the book gain or loss were computed based on pre-merger goodwill values, a gain on the SCR-Tech Sale of approximately $2,592,000 would have resulted, based on pre-merger goodwill of $4,257,000 as compared to post-merger goodwill of $11,293,000.
Note 4. Additional Notes Related to Pro Forma Adjustments
(a)	To eliminate Catalytica’s stockholders’ equity accounts, reflected in the following accounts in the unaudited pro forma combined consolidated balance sheet (in thousands):

Common stock	$(18)
Additional paid-in capital	(169,913)
Retained deficit	150,574
(b)	To record the preliminary purchase price of $26,247 (see Note 1 of Notes to Unaudited Pro Forma Combined Consolidated Statements of Operations). The purchase price is reflected in the following accounts in the unaudited pro forma combined consolidated balance sheet (in thousands):

Other assets	$1,186
Common stock	3
Additional paid-in capital	25,058

$26,247

(c)	To reflect the exchange of Worsley’s member interest in the Snowflake entities for approximately 3.8 million shares of Renegy common stock. The exchange is reflected in the following accounts in the pro forma combined consolidated balance sheet (in thousands):

Common stock	$4
Additional paid-in capital	23,543

$23,547

(d)	To eliminate Catalytica’s pre-merger goodwill balance, in the amount of $4,257,000.

(e)	To record goodwill resulting from the merger purchase price allocation (support for purchase price allocation amounts provided in Note 1 of Notes to Unaudited Pro Forma Combined Consolidated Statements of Operations) in the amount of $11,293,000.

(f)	To eliminate Catalytica’s deferred revenue for which no legal performance obligation exists, in the amount of $96,000.

(g)	To adjust Catalytica’s short-term investments to estimated fair value, in the amount of $14,000.

(h)	To record the liability for change of control payment due to Robert W. Zack in connection with an employment agreement between him and Catalytica. One payment of $225,000 is payable to Mr. Zack on the consummation of the merger and is included as an assumed liability in the pro forma balance sheet. Two additional payments of $225,000 each are payable to Mr. Zack on dates six months and twelve months following consummation for his continued employment in his role of Chief Financial Officer. Those two payments will be expensed over the six- and twelve- month service periods, respectively, and as they do not have a continuing impact on Renegy, are not reflected in the pro forma statement of operations. The pro forma amount of $228,000 reflected in the pro forma balance sheet includes Renegy’s estimated employer payroll taxes.

(i)	To record the fair value of warrants issued to Worsley to purchase up to 2,473,022 shares of Renegy common stock. The preliminary valuation of these warrants for financial accounting purposes, obtained through an independent appraiser as of May 4, 2007, is established at $975,000 and is subject to adjustment in connection with final purchase accounting adjustments. The warrants were valued using binomial methodology and the following assumptions: (i) post merger intrinsic value of $7.42 per share and warrant exercise price of $16.38 per share (each adjusted on a pro forma basis for the merger exchange ratio) (ii) volatility of 40%, (iii) discount for lack of marketability of 35% for 2/3 of the warrants and 40% for the remaining 1/3 of the warrants, and (iv) probability of achieving the three warrant vesting milestones of 70%, 55%, and 47.5%. The warrants will be fully expensed as a component of Renegy’s fourth quarter selling, general and administrative expenses. As this charge is not expected to have a continuing impact on Renegy, it is not reflected in the pro forma statements of operations. The valuation of the warrants for federal and state income tax purposes will be based on the valuation obtained through an appraisal as of the closing of the transaction by an independent appraiser mutually acceptable to the parties, and such amount will be reported by the parties for such purpose as taxable boot under Section 351(b) of the Code.

(j)	To adjust the weighted average number of shares outstanding used to determine basic and diluted pro forma loss from continuing operations based upon the exchange of Catalytica common stock for .1429 (1/7th) of a share of Renegy common stock and the issuance of approximately 3.8 million shares of Renegy stock to Worsley, as follows (shares in thousands):

	Nine Months
	Ended		Year Ended
	September 30,		December 31,
	2007		2006
Catalytica historical weighted average shares	18,318	[1]	18,195
Merger exchange ratio	0.1429		0.1429

Catalytica shares after merger exchange ratio adjustment	2,618		2,600
Renegy new shares issued to Worsley	3,774		3,774

Pro forma shares after merger exchange ratio adjustment	6,392	[2]	6,374

Pro forma adjustment	(11,926)	[2]-[1]	(11,821)

As the acceleration of vesting of restricted stock units per the Merger Agreement occurred immediately prior to the consummation of the transactions contemplated by the Merger Agreement, the shares issued upon vesting were included in the historical weighted average number of shares outstanding, and thus no pro forma share adjustment is required.